Exhibit 99.1

                 WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS


MOSINEE, WIS...APRIL 25, 2006...Wausau Paper (NYSE:WPP) today reported a net loss for the first quarter of $1.3 million, or $0.03 per share, compared with net earnings of $1.9 million, or $0.04 per share, last year. Net sales rose percent to $283.7 million, and shipments increased 1 percent to 224,000 tons.

First-quarter results reflect after-tax stock incentive charges of $0.02 per share, including a cumulative effect charge of $0.01 per share related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments. Prior-year results included after-tax stock incentive credits of $0.02 per share.

"Net sales reached record first-quarter levels with each of our three business segments achieving year-over-year improvement," said Thomas J. Howatt, president and CEO. "Much of this improvement is the result of progress made in pursuing our proven business strategies - niche markets, product innovation, benchmark customer service, and operational excellence. For the quarter, revenues from products developed in the last three years exceeded our target of 25 percent. Production efficiencies improved 2 percent from a year ago, and cost containment activities delivered meaningful benefits. Along with the proven contributions from executing our strategies, we are beginning to see market conditions strengthen, particularly compared with the weak levels of late last year."

Specialty Products reported first-quarter operating profits of $2.4 million compared with $3.9 million last year. Net sales increased 3 percent while shipments declined 2 percent. "Selling price increases and mix gains could only partially offset energy and other manufacturing cost increases, resulting in a year-over-year decline in profitability," Mr. Howatt said. "Market fundamentals are gradually improving with pricing leverage returning in this sector. Combined with product development successes and strong operations, this leverage is helping create positive profit momentum in our Specialty Products business segment."

Printing & Writing reported first-quarter operating losses of $7.1 million compared with losses of $4.6 million last year. Net sales and shipments increased 7 percent and 4 percent, respectively. "While the first quarter benefited from market and productivity gains compared with last year's fourth quarter, results declined from year-earlier levels, in large part because of significantly higher energy prices," commented Mr. Howatt. "Uncoated freesheet markets have clearly improved from late 2005, with year-over-year demand increasing solidly in the first quarter. These circumstances, coupled with recent capacity closures and intense selling efforts, resulted in substantial gains in our target markets, such as consumer products, where shipments increased 27 percent."

Towel & Tissue operating profits reached record first-quarter levels of $9.0 million compared with operating profits of $7.9 million last year. Net sales and shipments increased 11 percent and 6 percent, respectively. Mr. Howatt stated, "Selling price increases, mix improvements and volume gains helped drive profits. `Away-from-home' towel and tissue markets remain balanced with first-quarter growth trending up about 2 percent. Executing our value-added product strategy continues to deliver growth - in both sales and profitability

- that exceeds the industry.  Shipments of value-added and Green
Seal(reg-trade-mark) certified products increased 14 percent and 23 percent, respectively."

Looking to the second quarter, Mr. Howatt said, "While fiber prices are increasing modestly, energy prices have moderated from record levels of late last year. Most encouraging, however, is the pricing leverage that is beginning to return in our Printing & Writing and Specialty Products businesses. This leverage, combined with sales mix gains and a seasonal increase in demand, is expected to drive improvement as compared to the first quarter. As a result, second-quarter earnings are expected to approximate prior-year earnings of $0.06 per share, excluding 2005 pulp mill closure charges."

Discussing the company's timberland sales and stock buy-back programs, Mr. Howatt noted that approximately 700 acres were sold during the quarter for an after-tax gain of $1 million and that approximately 75,000 shares of common stock were repurchased during the quarter. "We will continue to execute against our earlier timberland sales and stock repurchase plans as a means of enhancing shareholder value," concluded Mr. Howatt.

Wausau Paper's first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Wednesday, April 26, and can be accessed through the company's Web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through May 3.


Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. Green
Seal(reg-trade-mark) is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under "Information Concerning Forward-Looking Statements" in Item 7 and in Item 1A of the company's Form 10-K for the year ended December 31, 2005. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                     # # #

                                     (tables follow)

                                 WAUSAU PAPER
                 INTERIM REPORT - QUARTER ENDED MARCH 31, 2006

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                                 Three Months
     OF OPERATIONS (UNAUDITED)                                   Ended March 31,
                                                                2006        2005
Net sales                                                    $283,663   $267,741
Cost of sales                                                 261,338    244,606
Gross profit                                                   22,325     23,135
Selling & administrative expense                               20,976     17,527
Restructuring                                                     132          0
Operating profit                                                1,217      5,608
Interest expense                                               (2,713)    (2,650)
Other income/(expense), net                                        42        115
(Loss) earnings before income taxes and
     cumulative effect of a change in accounting principle     (1,454)     3,073
(Credit) provision for income taxes                              (538)     1,137
(Loss) earnings before cumulative effect
    of a change in accounting principle                          (916)     1,936
Cumulative effect of a change in accounting
     principle (net of income taxes)                             (427)         0
Net (loss) earnings                                          $ (1,343)  $  1,936

(Loss) earnings per share before cumulative effect
     of a change in accounting principle (basic and diluted) $  (0.02)  $   0.04
Cumulative effect of a change in accounting
    principle (net of income taxes)                             (0.01)         0
Net (loss) earnings per share (basic and diluted)            $  (0.03)  $   0.04
Weighted average shares outstanding-basic                      51,041     51,690
Weighted average shares outstanding-diluted                    51,041     51,991

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)               March 31, December 31,
                                                               2006        2005
Current assets                                               $285,243    $279,684
Property, plant and equipment, net                            487,009     494,228
Other assets                                                   47,251      46,601
     Total Assets                                            $819,503    $820,513

Current liabilities                                          $137,100    $148,965
Long-term debt                                                170,536     161,011
Other liabilities                                             202,353     200,318
Stockholders' equity                                          309,514     310,219
     Total Liabilities and Stockholders' Equity              $819,503    $820,513

CONDENSED CONSOLIDATED STATEMENTS                                 Three Months
       OF CASH FLOW (UNAUDITED)                                  Ended March 31,
                                                                2006        2005
Net cash (used in) provided by operating activities          $(10,409)   $(17,118)

Cash flows from investing activities:
     Capital expenditures                                      (4,912)     (8,633)
     Proceeds from property, plant and equipment disposals      1,655           0
Net cash used in investing activities                          (3,257)     (8,633)

Cash flows from financing activities:
     Borrowings of notes payable                                9,484           0
     Payments under capital lease obligation                      (19)        (28)
     Dividends paid                                            (4,340)     (4,394)
     Proceeds from stock option exercises                       1,405           0
     Excess tax benefits related to stock options                  94           0
     Payments for purchase of company stock                      (967)          0
Cash provided by (used in) financing activities                 5,657       4,422)
     Net decrease in cash & cash equivalents                 $ (8,009)   $(30,173)

Note 1. Balance sheet amounts at March 31, 2006, are unaudited. The December 31, 2005, amounts are derived from audited financial statements.
Note 2. Effective January 1, 2006, Wausau Paper adopted Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment." This accounting standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements. We elected the modified prospective transition method to implement this new standard. Share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic-value each reporting period, the award is remeasured at its fair value each reporting period. The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on the date of adoption, net of any related tax effects, is recorded as a cumulative effect of a change in accounting principle.
Note 3. In July 2005, Wausau Paper announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility. The pulp mill was closed in November 2005 and the related long-lived assets were abandoned. Pre-tax restructuring expense related to certain assets disposed as a direct result of the closure and other associated costs were $0.1 million for the three months ended March 31, 2006.
Note 4.  Interim Segment Information
         Wausau Paper's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

         Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home market." Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

         Sales, operating profit, and asset information by segment is as follows:

         (in thousands, except ton data)                 March 31, December 31,
                                                           2006        2005
         Segment assets (Note 1)
              Specialty Products                        $331,855    $333,482
              Printing & Writing                         257,043     254,528
              Towel & Tissue                             178,387     175,134
              Corporate & Unallocated*                    52,218      57,369
                                                        $819,503    $820,513

                                                                Three Months
                                                               Ended March 31,
                                                             2006        2005
    Net sales external customers (unaudited)
              Specialty Products                          $121,492    $118,364
              Printing & Writing                            99,318      92,604
              Towel & Tissue                                62,853      56,773
                                                          $283,663    $267,741

    Operating profit (loss) (unaudited)
              Specialty Products                          $  2,350    $  3,940
              Printing & Writing                            (7,105)     (4,569)
              Towel & Tissue                                 9,016       7,884
              Corporate & Eliminations                      (3,044)     (1,647)
                                                          $  1,217    $  5,608

    Depreciation, depletion and amortization (unaudited)
              Specialty Products                          $  6,043    $  6,208
              Printing & Writing                             3,078       4,048
              Towel & Tissue                                 5,134       4,778
              Corporate & Unallocated                          303         287
                                                          $ 14,558    $ 15,321

    Tons sold (unaudited)
              Specialty Products                           102,287     104,788
              Printing & Writing                            83,631      80,160
              Towel & Tissue                                38,289      36,287
                                                           224,207     221,235

         *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.